Exhibit 10.16(K)

March 31, 2016

Marissa A. Mayer

Re:	Letter Amendment to Performance Stock Option (Mayer Retention Grant) (the “Option”)

Dear Marissa:

I’m pleased to confirm the 2016 performance-vesting methodology established by the Compensation and Leadership Development Committee (the “Compensation Committee”) for the Performance Stock Option Agreement (Mayer Retention Grant) between you and Yahoo! Inc. (the “Company”) dated November 29, 2012, as amended April 14, 2014 and April 17, 2015 (the “Original Agreement”). Capitalized terms used in this letter agreement and the attached exhibit and not otherwise defined herein or therein are used as defined in the Original Agreement.

Effective with the 2016 Performance Year, Appendix A to the Original Agreement is amended and restated in its entirety to read as set forth on Appendix A to this letter agreement.

This letter agreement does not modify any other terms of the Original Agreement except as expressly set forth above. (For the avoidance of doubt, no amendment is made to the vesting provisions of the Original Agreement as applicable to any Performance Period prior to 2016).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

YAHOO! INC.

/s/ Allan McCall
Allan McCall
Sr. Director, Compensation

Acknowledged and Agreed:

By:	/s/ Marissa A. Mayer
Marissa A. Mayer

701 First Avenue Sunnyvale CA 94089

P: 408 349 3300    F: 408 349 3301

Appendix A - 2012 Performance Option (Mayer Retention Grant)

Vesting of Option

Subject to Sections 6 and 7 of the Original Agreement, the Annual Tranche for the Performance Year shall be eligible to vest in accordance with this Appendix A.

Performance Year	Vesting Date
2016	January 26, 2017

•	For the Performance Year, the “Performance Metrics” and “Weightings” shall be as follows: GAAP Revenue (one-third), Revenue ex-TAC (one-third), and Adjusted EBITDA (one-third).

•	For each Performance Metric, the Administrator has established a performance target (“Goal”) for the Performance Year. The Goals will be communicated to the Optionee.

•	After the end of 2016, the Company’s actual results for each Performance Metric shall be adjusted for purposes of this Option as set forth in “Definitions and Adjustments,” below.

•	For each Performance Metric, a vesting percentage (each, a “Component Vesting Percentage”) shall be calculated based on the Company’s actual performance (as adjusted) for the Performance Year as follows (with actual performance expressed as a percentage of the applicable Goal):

GAAP Revenue Actual Performance (as adjusted) relative to Goal	Component Vesting Percentage
80% or less	0%
100%	100%
106% or more	130%

Revenue Ex-TAC Actual Performance (as adjusted) relative to Goal	Component Vesting Percentage
80% or less	0%
100%	100%
106% or more	130%

Adjusted EBITDA Actual Performance (as adjusted) relative to Goal	Component Vesting Percentage
60% or less	0%
100%	100%
112% or more	130%

•	If the Company’s actual performance (as adjusted), as to a particular Performance Metric, is between two levels specified in the applicable table above, the Component Vesting Percentage for such metric shall be determined by linear interpolation between the vesting percentages specified for those two levels in such table (without rounding the result). In no event shall any Component Vesting Percentage exceed 130 percent.

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•	For each Performance Metric, a weighted vesting percentage (each, a “Weighted Vesting Percentage”) shall be calculated by multiplying such metric’s Component Vesting Percentage by such metric’s Weighting.

•	The overall vesting percentage applicable to the 2016 Annual Tranche (the “Overall Vesting Percentage”) shall equal the sum of the three Weighted Vesting Percentages, with such sum rounded to the nearest one percent; provided, however, that the Overall Vesting Percentage shall not exceed 100 percent.

•	For the 2016 Annual Tranche, the number of options that vest shall be determined by applying the Overall Vesting Percentage to the number of shares underlying the 2016 Annual Tranche, and rounding down to the nearest whole share.

•	Regardless of the vesting dates shown above, the vested portion of the Annual Tranche shall become exercisable on the date of the Administrator’s vesting determination described below.

The Administrator shall, following the end of the 2016 Performance Year, determine whether and the extent to which the applicable Goals have been satisfied and the vesting percentage of the 2016 Annual Tranche. Such determinations by the Administrator shall be final and binding. Any portion of the 2016 Annual Tranche that is not vested after giving effect to the Administrator’s determination for the Performance Year shall terminate as of the final day of such Performance Year.

Maximum Vesting. Notwithstanding any other provision herein, in no event shall the 2016 Annual Tranche vest as to more than one hundred percent (100%) of the options subject to such Annual Tranche.

Definitions and Adjustments

Definitions. For purposes of the Option, the following definitions will apply:

•	“Adjusted EBITDA” as to a particular year means the Company’s income from operations before depreciation, amortization, restructuring charges (and reversals), impairment charges, and stock-based compensation expense for such year, as such items are determined by the Company and reflected in its reporting of financial results.

•	“Annual Tranche” means the twenty percent (20%) of the “Total Number of Shares Granted” (as set forth in the Notice of Grant) that are eligible to vest with respect to the Performance Year.

•	“Financial Plan” for a particular year means the Company’s final financial plan for such year approved by the Board of Directors.

•	“GAAP” means U.S. generally accepted accounting principles.

•	“GAAP Revenue” as to a particular year means the Company’s worldwide revenue for such year, as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

•	“Performance Year” means the Company’s 2016 fiscal year.

•	“Revenue ex-TAC” as to a particular year means the Company’s worldwide GAAP Revenue less TAC that has been recorded as a costs of revenue for such year, as determined by the Company and reflected in its reporting of financial results.

•	“TAC” means traffic acquisition costs.

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Adjustments. When calculating GAAP Revenue, Revenue ex-TAC, and Adjusted EBITDA for purposes of determining actual performance for a Performance Year, the Company’s actual GAAP Revenue, Revenue ex-TAC, and Adjusted EBITDA (as defined above) for such year shall be adjusted (without duplication) for the following items to the extent such items were not included in the Financial Plan for such year:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions with a GAAP purchase price of $500 million or more and costs associated with such acquisitions;

(b)	increased or decreased to eliminate the financial statement impact of divestitures with a cumulative GAAP sale price of $500 million or more and costs associated with such divestitures;

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(e)	increased or decreased to eliminate the financial statement impact of any changes in how the Company reports any portion of its GAAP revenue (i.e., whether on a gross or net (after TAC) basis) during the year;

(f)	increased or decreased to eliminate the financial statement impact of costs associated with the Company’s exploration of strategic alternatives, including transactions to separate the remaining stake in Alibaba Group Holding Limited from the Company’s operating business focusing on a reverse spin transaction, as well as exploring strategic proposals for the operating business;

(g)	increased or decreased to eliminate the financial statement impact of changes in foreign exchange rates (compared to the foreign exchange rates incorporated in the Financial Plan); and

(h)	increased or decreased to eliminate the financial statement impact of costs associated with a potential proxy contest.

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